T. Rowe Price Credit Opportunities Fund, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Credit Opportunities Fund, Inc. of our report dated July 18, 2025, relating to the financial statements and financial highlights, which appears in T. Rowe Price Credit Opportunities Fund’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 25, 2025